May 19, 2005


Mail Stop 0409

VIA U.S. MAIL AND FAX (760) 918-8210

Ms. Erin Ruhe
VP, Treasurer and Controller
HomeFed Corporation
1903 Wright Place, Suite 220
Carlsbad, CA 92008

Re:	HomeFed Corporation
	Form 10-K for the year ended December 31, 2004
      File No. 001-10153

Dear Ms. Ruhe:

      We have completed our review of your Form 10-K referenced above and have no further comments at this time.


						Sincerely,



Steven Jacobs
Accounting Branch Chief


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Homefed Corporation
May 3, 2005
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